AMENDMENT TO TAX SHARING AGREEMENT


         This agreement made as of January 1, 1998, amends the Tax Sharing Agreement (the "Original Agreement") dated as of October 31, 1996, entered into by Fingerhut Companies, Inc. ("FCI"), Metris Companies Inc. ("Metris"), and the Metris Affiliates (as defined therein). All terms used herein have the same meaning as in the Original Agreement.

         WHEREAS FCI has submitted a request for a private letter ruling from the Internal Revenue Service in connection with the spin-off of the Metris Group to FCI's public shareholders; and

         WHEREAS FCI intends to consummate the spin-off upon receiving such ruling; and

         WHEREAS FCI has caused the restructuring of the Metris Group; and

         WHEREAS the members of the Consolidated Group desire to update and expand the scope of the Original Agreement and to allocate the Tax liabilities, if any, resulting form the spin-off;

         NOW, THEREFORE, the Original Agreement is hereby amended as follows, and the following amendments shall be effective as if included in the Original
Agreement:

(1)      Section 1.12 is amended to read as follows:

1.12     .    "METRIS AFFILIATE" means any corporation or other entity directly or indirectly owned or controlled by Metris and which is includible in the Metris Group.

(2) Section 1.27 is amended to read as follows:

1.27.         "TAXES" means Federal Income Taxes and Non-Federal Domestic Taxes.

(3) The following definitions are added to Section 1, and all definitions in Section 1 are renumbered in alphabetical order:

1.6           "CONTRIBUTION" has the meaning provided in the IRS Ruling Request.

1.9 "DISTRIBUTIONS" means the transaction pursuant to which the FCI Group will distribute its entire interest in Metris, representing 83% of the common stock of Metris, to the shareholders of FCI on a pro-rata basis.

1.10 "DISTRIBUTION TAXES" means Taxes of any member of the Consolidated Group (as in existence on or prior to the date of the Distributions) resulting from, or arising in connection with, the failure of the Distributions to be tax-free to such member under Code Section 355 (including without limitation by reason of the application of Code Sections 355 (d) or(e)).

1.15 "IDEMNIFIYING PARTY" means a party from which indemnification is sought under Sections 2.4 or 2.5 of this Agreement.

1.16 "IRS RULING REQUEST" means the request for a private letter ruling, dated October 23, 1997 (including supplemental filings with respect thereto), that was submitted to the Internal Revenue Service in connection with the Distributions.

(4)      The following new Section 2.4 is added to the Original Agreement:

2.4           ADDITIONAL STATE, LOCAL AND FOREIGN TAXES.

(a) FCI GROUP LIABILITY FOR ADDITIONAL STATE, LOCAL AND FOREIGN TAXES. If one or more members of the FCI Group engages (or is deemed to engage) in any activities in a state, local or foreign taxing jurisdiction without the consent of the Metris Group, the members of the FCI Group shall be liable for and shall indemnify, defend, hold harmless and make whole on an after-tax basis the members of the Metris Group from and against any Non-Federal Domestic Taxes or foreign taxes imposed on, or required to be withheld by, any member of the Metris Group by state, local or foreign taxing jurisdiction for any taxable period (or portion thereof) beginning on or prior to the date of the Distributions, if the relevant member of the Metris Group would not have been liable for any taxes of such type in such jurisdiction for the relevant taxable period (or portion thereof) but for such activities of member of the FCI Group in such jurisdiction. The preceding sentence shall also apply to sales, use and value added taxes imposed on, or required to be collected by, members of the Metris Group on sales to third parties, but only for sales prior to 30 days after the date that a taxing jurisdiction first claims in writing that the Metris Group is liable for such taxes, and thereafter the Metris Group shall be responsible for charging such taxes to the third parties (but in no event shall the preceding sentence apply to sales, use and value added taxes with respect to sales after the date of the Distributions).

(b) METRIS GROUP LIABILITY FOR ADDITIONAL STATE, LOCAL AND FOREIGN TAXES. If one or more members of the Metris
                      Group engages (or is deemed to engage) in any activities in a state, local or foreign taxing jurisdiction without the consent of the FCI Group, the members of the Metris Group shall be liable for and shall indemnify, defend, hold harmless and make whole on an after-tax basis the members of the FCI Group from and against any Non-Federal Domestic Taxes or foreign taxes imposed on, or required to be withheld by, any member of the FCI
                      Group by such state, local or foreign taxing jurisdiction for any taxable period (or portion thereof) beginning on or prior to the date of the Distributions, if the relevant member of the FCI Group would not have been liable for any taxes of such type in such jurisdiction for the relevant taxable period (or portion thereof) but for such activities of members of the Metris Group in such jurisdiction. The preceding sentence shall also apply to sales, use and value added taxes imposed on, or required to be collected by, members of the FCI Group on sales to third parties, but only for sales prior to 30 days after the date that a taxing jurisdiction first claims in writing that the FCI Group is liable for such taxes and thereafter the FCI Group shall be responsible for charging such taxes to the third parties (but in no event shall the preceding sentence apply to sales, use and value added taxes with respect to sales after the date of the Distributions).

(c) COOPERATION AND CONTESTS. The FCI Group and the Metris Group agree to keep each other fully informed and fully cooperate with respect to any Audit or contest with a Tax Authority relating to taxes indemnified under this
                      Section 2.4. The indemnifying party or indemnified party shall each notify the other within 15 business days of receiving inquiries or information requests from an applicable Tax Authority. Both parties shall have the right to participate in all activities and strategic decisions relating to any such inquiry, request, Audit or contest. No such Audit or contest shall be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any disagreements arising under this Section 2.4 shall be settled pursuant to the procedures in Section 6.

(5)      The following new Section 2.5 is added to the Original Agreement:

2.5           DISTRIBUTION TAXES.

(a) FCI GROUP LIABILITY FOR CERTAIN DISTRIBUTION TAXES. The members of the FCI Group shall be liable for and shall indemnify, defend, hold harmless and make whole on any after-tax basis the members of the Metris Group from and against any Distribution Taxes that are primarily attributable to one or more of the following:

(1) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the IRS Ruling Request that relates to the FCI Group;

(2) any action or omission by the FCI Group after the date of filing of the IRS Ruling Request, including, but not limited to, an issuance of stock or stock buyback by the FCI Group following the Distributions;

(3) any acquisition of any stock or assets of the FCI Group by one or more other persons prior to or following the Distributions, except such an acquisition described in
                      Section 2.5 (b) (4) or in the IRS Ruling Request;

(4) any acquisition of any stock or assets of the Metris Group by one or more persons following the Distributions if, prior to the Distributions, any formal or informal negotiations regarding any acquisition of any stock or assets of the Metris Group (other than by an acquirer contemplating the acquisition of substantially all the stock or assets of the FCI Group) had occurred between any such persons and any member of the FCI Group without the knowledge of the Chief Executive Officer of the Metris Group; or

(5) any issuance of stock by FCI, or change in ownership of stock in FCI, that causes Code Section 355 (d) or
                      Section 355 (e) to apply to the Distributions.

(b) METRIS GROUP LIABILITY FOR CERTAIN DISTRIBUTION TAXES. The members of the Metris Group shall be liable for and shall indemnify, defend, hold harmless and make whole on an after-tax basis the members of the FCI Group from and against any Distribution Taxes that are primarily attributable to one or more of the following:

(1) any inaccurate statement or representation of fact or intent (or omission to state a material fact) in the IRS Ruling Request that relates to the Metris Group;

(2) any action or omission by the Metris Group after the date of filing of the IRS Ruling Request, including, but not limited to, an issuance of stock or stock buyback by the Metris Group following the Distributions;

(3) any acquisition of any stock or assets of the Metris Group by one or more other persons prior to or following the Distributions, except such an acquisition described in
                      Section 2.5 (a) (4) or in the IRS Ruling Request;

(4) any acquisition of any stock or assets of the FCI Group by one or more persons following the Distributions if, prior to the Distributions, any formal or informal negotiations regarding any acquisition of any stock or assets of the FCI Group had occurred between any such persons and any member of the Metris Group without the knowledge of the Chief Executive Officer of the FCI Group; or

(5) any issuance of stock by Metris, or change in ownership of stock in Metris, that causes Code Section 355 (d) or
                      Section 355(e) to apply to the Distributions.

(c) JOINT LIABILITY FOR REMAINING DISTRIBUTION TAXES. The liability for any Distribution Taxes not allocated by
                      Section 2.5 (a) or (b) shall be borne equally by the FCI Group and the Metris Group.

(d) COOPERATION AND CONTESTS. The FCI Group and the Metris Group agree to keep each other fully informed and fully cooperate with respect to any Audit or contest with a Tax Authority relating to Distribution Taxes. Each party shall notify the other within 15 business days of receiving inquiries or information requests concerning Distribution Taxes from an applicable Tax Authority.
                      Both parties shall have the right to participate in all activities and strategic decisions relating to any such inquiry, request, Audit or contest. No such Audit or contest shall be settled without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any disagreements arising under this Section 2.5 shall be settled pursuant to the procedures in Section 6.

(e) TREATMENT OF PAYMENTS. The parties agree that for all tax and financial accounting purposes any payments made pursuant to this Section 2.5 shall be treated as nontaxable payment (dividends or capital contributions, as the case may be) made immediately prior to the Distributions.

(f) APPLICABILITY. The provisions of this Section 2.5 shall apply notwithstanding any other provisions of this Agreement.

(6) Section 4.1 is amended by (1) in the first sentence thereof, deleting "Until Deconsolidation," and (2) amending the second sentence thereof to read as follows: "FCI shall have the sole and exclusive responsibility for the preparation and filing of any Consolidated Return or Combined Return for all Pre-Deconsolidation Periods and Straddle Periods, except that separate Federal legal entity returns and schedules and separate state legal entity returns and schedules shall be prepared by the Metris Group for members of the Metris Group."

         IN WITNESS WHEROF, each of the parties hereto has caused this agreement to be executed by a duly authorized officer as of the date first above written.


                           FINGERHUT COMPANIES, INC.

                           By:/s/  Gerald T. Knight
                           Title: Executive Vice President and CFO


                           METRIS COMPANIES INC.


                           By:/s/  Robert W. Oberrender
                           Title: Chief Financial Officer